Exhibit 10.2

                             NIKE, INC.

                  RESTRICTED STOCK BONUS AGREEMENT


     This Agreement is entered into as of _______, 200_, between NIKE, Inc., an Oregon corporation (the "Company"), and _____________ (the "Recipient").

     The Company has awarded a restricted stock bonus to the Recipient pursuant to paragraph 7 of the Company's 1990 Stock Incentive Plan (the "Plan") and Recipient desires to accept the award subject to the terms and conditions of this agreement.

     NOW, THEREFORE, the parties agree as follows:

1.     Award of Restricted Stock Bonus.  Subject to the terms and
       _______________________________
conditions of this Agreement, the Company hereby grants to the Recipient _______ shares of Class B Common Stock of the Company (the "Restricted Shares"). The Restricted Shares are subject to forfeiture to the Company as set forth in Section 3 below.

2.     Vesting.
       _______

     2.1     Generally.  All of the Restricted Shares shall initially
             _________
be unvested, and shall vest with respect to _________ of the total Restricted Shares on each of the anniversaries of the date of this Agreement.

     2.2     Acceleration Upon Death or Disability.  If the Recipient
             _____________________________________
ceases to be employed by or in the service of the Company or any parent or subsidiary corporation of the Company as a result of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), all of the Restricted Shares shall immediately vest.


     2.3     Special Acceleration in Certain Events.  All of the
             ______________________________________
Restricted Shares shall immediately vest at any time when the shareholders of the Company approve an Approved Transaction. For purposes of this Agreement, the term "Approved Transaction" means (a) any consolidation, merger, plan of exchange or transaction involving the Company (a "Merger") in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of the Common Stock of the Company immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation after the Merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company.

3.     Forfeiture Restriction.  If the Recipient ceases to be employed
       ______________________
by or in the service of the Company or any parent or subsidiary corporation of the Company for any reason or for no reason, with or without cause, any Restricted Shares that did not vest pursuant to
Section 2 above at or prior to the time of such termination of employment or service shall be forfeited to the Company. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or any parent or subsidiary corporation of the Company or to continue to provide services to the Company or any parent or subsidiary corporation of the Company or to interfere in any way with the right of the Company or any parent or subsidiary corporation of the Company to terminate Recipient's services at any time for any reason, with or without cause.

4.     Restriction on Transfer.  The Recipient shall not sell, assign,
       _______________________
pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 4 shall be null and void.

5.     Tax Withholding.  Recipient acknowledges that, on the date (the
       _______________
"Vesting Date") any portion of the Restricted Shares vests, the Value (as defined below) on that date of such vested Restricted Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount. To satisfy the required withholding amount, Recipient shall surrender to the Company the number of vested Restricted Shares having a Value equal to the required withholding amount, and the Company shall have the right to cancel such number of vested Restricted Shares without any further action by Recipient before delivering the balance of the vested Restricted Shares to Recipient in accordance with Section 7. For purposes of this
Section 5, the "Value" of a Restricted Share shall be equal to the closing market price for Class B Common Stock on the last trading day preceding the Vesting Date. Notwithstanding the foregoing, Recipient may elect with respect to any Vesting Date to pay withholding taxes in cash instead of having vested Restricted Shares withheld to cover taxes by giving notice to the Company in writing at least 15 days prior to the Vesting Date, in which case no vested Restricted Shares shall be delivered to Recipient until Recipient shall have paid to the Company in cash any required tax withholding. Recipient agrees not to file with respect to any Restricted Shares any election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code").

6.     Rights as Shareholder; Dividends.  Upon the execution and
       ________________________________
delivery of this Agreement, the award of the Restricted Shares shall be completed and, except as limited by this Agreement, the Recipient shall be the owner of the Restricted Shares with all rights of a shareholder, including the right to vote the Restricted Shares and to receive ordinary dividends payable with respect to the Restricted Shares from the date of this Agreement. Until the Restricted Shares become vested, they will not be treated as issued shares for federal income tax purposes and dividends paid to the Recipient with respect to the Restricted Shares will be treated for federal income tax purposes as additional compensation subject to applicable withholding.

7.     Stock Certificate.  To secure the rights of the Company under
       _________________
Sections 3 and 5, the Company will retain the certificate or certificates representing the Restricted Shares. Upon any forfeiture of the Restricted Shares covered by this Agreement, the Company shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by the Recipient. After Restricted Shares have vested and all required withholding has been paid to the Company in connection with such vesting, the Company shall deliver a certificate for the remaining vested Restricted Shares to the Recipient.

8.     Additional Company Shares.  If, prior to vesting of Restricted
       _________________________
Shares, the outstanding Class B Common Stock is increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares of Class B Common Stock which are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

9.     Restrictive Legends.  Stock certificates for shares issued under
       ___________________
this Agreement may bear the following legends:

          The shares represented by this certificate are subject to a Restricted Stock Bonus Agreement between the registered owner and NIKE, Inc. which restricts the transferability of the shares. A copy of the agreement is on file with the Secretary of NIKE, Inc.

10.    Miscellaneous.
       _____________

       10.1     Entire Agreement; Amendment.  This Agreement
                ___________________________
constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and the Recipient.

       10.2     Notices.  Any notice required or permitted under this
                _______
Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company,
Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in the Company's records, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

       10.3     Rights and Benefits.  The rights and benefits of this
                ___________________
Agreement shall inure to the benefit of and be enforceable by the Company's successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient's heirs, executors, administrators, successors and assigns.

       10.4     Further Action.  The parties agree to execute such
                ______________
further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

       10.5     Applicable Law; Attorney Fees.  The terms and
                _____________________________
conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorney fees to be set by the trial court and, upon any appeal, the appellate court.

       10.6     Headings.  The headings in this Agreement are for
                ________
convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

       10.7     Counterparts.  This Agreement may be executed in two or
                ____________
more counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NIKE, Inc.                                 RECIPIENT


By:_______________________                 __________________________